Exhibit 99.1

Antero Midstream Partners LP Announces Second Quarter 2015 Results

Denver, Colorado, July 29, 2015—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) today released its second quarter 2015 financial and operating results. The relevant consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which has been filed with the Securities and Exchange Commission.

Second Quarter 2015 Highlights:

•                  Low pressure gathering volumes averaged 965 MMcf/d, a 150% increase compared to the prior year quarter and a 3% increase sequentially

•                  High pressure gathering volumes averaged 1,197 MMcf/d, a 350% increase compared to the prior year quarter and a 6% increase sequentially

•                  Compression volumes averaged 454 MMcf/d, a 1,005% increase compared to the prior year quarter and a 27% increase sequentially

•                  Adjusted EBITDA of $41 million, a 256% increase compared to the prior year

•                  Distributable cash flow of $37 million resulting in DCF coverage of 1.28x

•                  Increased quarterly cash distribution to $0.19 per unit ($0.76/unit annualized), a 6% increase compared to the first quarter 2015 distribution and 12% increase over the minimum quarterly distribution

•                  $113 million of cash on hand and a fully undrawn $1.0 billion credit facility

Recent Developments

Distribution for the Second Quarter of 2015

On July 15, 2015, Antero Midstream announced that the Board of Directors of Antero Resources Midstream Management LLC, the general partner of the Partnership, declared a cash distribution of $0.19 per unit ($0.76 per unit annualized) for the second quarter of 2015. The distribution represents a 6% increase quarter-over-quarter and the Partnership’s second consecutive quarterly distribution increase since its initial public offering in November 2014. The distribution is payable on August 27, 2015, to unitholders of record as of August 13, 2015.

Antero Resources 2016 Production Growth Targets

The Partnership’s parent company, Antero Resources Corporation (“Antero Resources”), recently announced preliminary 2016 production growth targets of 25% to 30%, driven in part by the contribution early next year from the planned completion of 50 Marcellus Shale deferred completions, of which 28 are in the Antero Midstream dedicated area. Antero Resources has hedged over 1.6 Bcfe/d for 2016 with fixed price swaps at an average gas equivalent price of $4.02 per Mcfe. This represents over 90% of expected 2016 production, based on the full year 2016 growth targets of 25% to 30%.

Second Quarter 2015 Financial Results

Antero Midstream closed its initial public offering on November 10, 2014. The following reflects results from Antero Midstream for the first and second quarter of 2015, and predecessor results for the second quarter of 2014.

Low pressure gathering volumes for the second quarter of 2015 averaged 965 MMcf/d, a 150% increase from the second quarter of 2014 and a 3% increase from the first quarter of 2015.  High pressure gathering volumes for the second quarter of 2015 averaged 1,197 MMcf/d, a 350% increase from the second quarter of 2014 and a 6% increase from the first quarter of 2015.  Compression volumes for the second quarter of 2015 averaged 454 MMcf/d, a 1,005% increase from the second quarter of 2014 and a 27% increase from the first quarter of 2015. Condensate gathering volumes averaged 3 MBbl/d during the quarter.  Volumetric growth was driven by strong production growth from Antero Resources, particularly in the Antero Midstream dedicated areas.

	Three months ended June 30,		%	Six months ended June 30,		%
Average Daily Throughput:	2014	2015	Change	2014	2015	Change
Low Pressure Gathering (MMcf/d)	386	965	150%	359	950	165%
High Pressure Gathering (MMcf/d)	266	1,197	350%	196	1,166	495%
Compression (MMcf/d)	41	454	1,005%	39	406	941%
Condensate Gathering (MBbl/d)	3	3	*	1	3	200%

Revenue for the second quarter of 2015 was $56.6 million as compared to $16.9 million for the prior year quarter, primarily driven by increased throughput volumes across Antero Midstream’s systems.  Revenue in the second quarter was comprised entirely of fixed fees from Antero Resources.  Direct operating expenses totaled $11.3 million and allocated general and administrative expenses totaled $9.9 million, including $5.4 million of non-cash equity-based compensation.  Total operating expenses were $36.3 million including $15.1 million of depreciation.

Net income was $19.5 million ($0.13 per basic and diluted limited partner unit), as compared to a $0.7 million loss in the second quarter of 2014.  Adjusted EBITDA of $40.8 million for the second quarter of 2015 was 256% higher than the prior year quarter, due to increased throughput and revenue.  Cash interest expense was $0.6 million and maintenance capital expenditures totaled $3.4 million, resulting in distributable cash flow (“DCF”) of $36.8 million.

	Three months ended		Six months ended
Reconciliation of Net Income (Loss) to Adjusted	June 30,		June 30,
EBITDA and DCF (In thousands):	2014	2015	2014	2015

Net income (loss)	$(735)	$19,450	$39	$35,098
Add:
Interest expense	1,026	843	1,200	1,666
Depreciation expense	8,656	15,091	14,764	29,673
Equity-based compensation	2,490	5,388	3,803	10,011
Adjusted EBITDA	$11,437	$40,772	$19,806	$76,448
Less:
Cash interest expense		(598)		(1,177)
Maintenance capital expenditures		(3,379)		(5,787)
Distributable cash flow		$36,795		$69,484

Total distributions declared (1)		$28,858		$56,196

DCF coverage ratio		1.28x		1.24x

(1)         Reflects distribution of $0.19 per limited partner unit attributable to the second quarter of 2015 declared on July 15, 2015.

Commenting on quarterly results and expectations, Paul Rady, Chairman of the Board and CEO said, “Antero Midstream’s strong second quarter is a direct result of Antero Resources’ continued operational success driving increased throughput on Antero Midstream’s systems. As we look ahead to the remainder of 2015 and into 2016, we expect Antero Midstream throughput volumes and cash flows to exhibit a slight decline during the third quarter and to increase in the fourth quarter as we head into 2016. In 2016, we expect Antero Resources’ recently announced production growth targets of 25% to 30% to drive significant throughput growth on Antero Midstream’s systems, leading to peer-leading cash flow and distribution growth.”

Commenting on distribution growth and guidance, Glen Warren, President and Chief Financial Officer said, “Our second quarter distribution of $0.19 per unit, a 6% increase compared to the first quarter distribution and 12% increase over the minimum quarterly distribution, along with strong DCF coverage of 1.28x, keeps us on track to achieve our previously stated distribution growth target of 28% to 30%. Additionally, we are reiterating our previously stated 2015 guidance of $150 to $160 million of EBITDA and $135 to $145 million of distributable cash flow.”

Balance Sheet and Liquidity

As of June 30, 2015 Antero Midstream had $113 million of cash on its balance sheet and a fully undrawn $1 billion credit facility, resulting in $1.1 billion of available liquidity.  Antero Midstream expects to fund all 2015 expansion capital expenditures, excluding potential third party transactions or the potential acquisition of the water business from Antero Resources pursuant to the exercise of its option, with the cash on its balance sheet and drawings under its credit facility.

Second Quarter 2015 Capital Spending

Capital expenditures were $74 million in the second quarter of 2015, including $52 million in the Marcellus and $22 million in the Utica.   Capital invested was primarily related to the build-out of midstream infrastructure to support Antero Resources’ development program.

Conference Call

Antero Midstream will hold a call on Thursday, July 30, 2015 at 10:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results.  To participate in the call, dial in at 888-347-8204 (U.S.), 855-669-9657 (Canada), or 412-902-4229 (International) and reference “Antero Midstream”. A telephone replay of the call will be available until Friday, August 7, 2015 at 10:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) the passcode 10067256.

To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream’s website at www.anteromidstream.com.  The webcast will be archived for replay on the Partnership’s website until Friday, August 7, 2015 at 10:00 am MT.

Presentation

An updated presentation will be posted to the Partnership’s website before the July 30, 2015 conference call. The presentation can be found at www.anteromidstream.com on the homepage.  Information on the Partnership’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

As used in this news release, adjusted EBITDA means net income plus interest expense, depreciation and amortization expense, income tax expense (if applicable), and non-cash equity-based compensation expense.  As used in this news release, distributable cash flow means adjusted EBITDA less cash interest paid and maintenance capital expenditures.  Distributable cash flow should not be viewed as indicative of the actual amount of cash that the Partnership has available for distributions from operating surplus or that the Partnership plans to distribute. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

•        the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;

•        the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders;

•        the Partnership’s ability to incur and service debt and fund capital expenditures; and

•        the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, the Partnership’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility.

For a reconciliation of adjusted EBITDA and distributable cash flow to net income (loss), please refer to the table on page two of this press release.

The following table reconciles adjusted EBITDA to net cash provided by operating activities:

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities	Three months ended June 30,		Six months ended June 30,
(In thousands):	2014	2015	2014	2015

Adjusted EBITDA	$11,437	$40,772	$19,806	$76,448
Less:
Interest expense	(1,026)	(843)	(1,200)	(1,666)
Changes in operating assets and liabilities	24	4,369	(1,566)	9,007
Plus:
Amortization of deferred financing costs	—	245	—	489
Net cash provided by operating activities	$10,435	$44,543	$17,040	$84,278

The Partnership does not provide financial guidance for projected net income or changes in working capital, and therefore is unable to provide a reconciliation of its adjusted EBITDA and distributable cash flow guidance to net income, operating income, or net cash flow provided by operating activities, the most comparable financial measures calculated in accordance with GAAP.

Antero Midstream Partners LP is a limited partnership that owns, operates and develops midstream gathering, compression and pipeline assets that service Antero Resources’ production located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania.

This release includes “forward-looking statements” within the meaning of federal securities laws. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-

looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements.

The Partnership cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the gathering and compression business. These risks include, but are not limited to, commodity price volatility, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2014.

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO MIDSTREAM PARTNERS LP

Condensed Consolidated Balance Sheets

December 31, 2014, and June 30, 2015

(Unaudited)

(In thousands, except unit counts)

	2014	2015
Assets
Current assets:
Cash and cash equivalents	$230,192	$112,867
Accounts receivable—affiliate	17,646	18,675
Prepaid expenses	518	209
Total current assets	248,356	131,751
Property and equipment:
Gathering and compression systems	1,180,707	1,325,106
Less accumulated depreciation	(51,110)	(80,782)
Property and equipment, net	1,129,597	1,244,324
Other assets, net	17,168	16,823
Total assets	$1,395,121	$1,392,898
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$8,728	$7,260
Accounts payable—affiliate	1,380	1,430
Accrued capital expenditures	37,208	23,264
Accrued ad valorem tax	1,973	9,852
Accrued liabilities	3,373	5,184
Total current liabilities	52,662	46,990
Contingencies (Note 8)
Partners’ capital:
Common unitholders - public (46,000,000 units issued and outstanding)	1,090,037	1,090,453
Common unitholder - Antero (29,940,957 units issued and outstanding)	71,665	74,013
Subordinated unitholder (75,940,957 units issued and outstanding)	180,757	181,442
Total partners’ capital	1,342,459	1,345,908
Total liabilities and partners’ capital	$1,395,121	$1,392,898

ANTERO MIDSTREAM PARTNERS LP

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months Ended June 30, 2014, and 2015

(Unaudited)

(In thousands, except unit counts and per unit amounts)

	Three months ended June 30,
	2014	2015
Revenue—affiliate	$16,923	$56,593
Operating expenses:
Direct operating	2,196	11,292
General and administrative (including $2,490 and $5,388 of equity-based compensation in 2014 and 2015, respectively)	5,780	9,917
Depreciation	8,656	15,091
Total operating expenses	16,632	36,300
Operating income	291	20,293
Interest expense	1,026	843
Net income (loss) and comprehensive income (loss)	$(735)	$19,450

Less: General partner’s interest in net income		—
Limited partners’ interest in net income		$19,450
Net income per limited partner unit:
Basic:
Common units		$0.13
Subordinated units		$0.13
Diluted:
Common units		$0.13
Subordinated units		$0.13
Weighted average number of limited partner units outstanding:
Basic:
Common units		75,940,957
Subordinated units		75,940,957
Diluted:
Common units		75,957,984
Subordinated units		75,940,957

ANTERO MIDSTREAM PARTNERS LP

Condensed Consolidated Statements of Operations and Comprehensive Income

Six Months Ended June 30, 2014, and 2015

(Unaudited)

(In thousands, except unit counts and per unit amounts)

	Six months ended June 30,
	2014	2015
Revenue—affiliate	$28,696	$108,836
Operating expenses:
Direct operating	3,137	22,981
General and administrative (including $3,803 and $10,011 of equity-based compensation in 2014 and 2015, respectively)	9,556	19,418
Depreciation	14,764	29,673
Total operating expenses	27,457	72,072
Operating income	1,239	36,764
Interest expense	1,200	1,666
Net income and comprehensive income	$39	$35,098

Less: General partner’s interest in net income		—
Limited partners’ interest in net income		$35,098
Net income per limited partner unit:
Basic:
Common units		$0.23
Subordinated units		$0.23
Diluted:
Common units		$0.23
Subordinated units		$0.23
Weighted average number of limited partner units outstanding:
Basic:
Common units		75,940,957
Subordinated units		75,940,957
Diluted:
Common units		75,956,354
Subordinated units		75,940,957

ANTERO MIDSTREAM PARTNERS LP

Condensed Consolidated Statements of Cash Flows

Three Months Ended June 30, 2014, and 2015

(Unaudited)

(In thousands)

	Six months ended June 30,
	2014	2015
Cash flows provided by operating activities:
Net income	$39	$35,098
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	14,764	29,673
Equity-based compensation	3,803	10,011
Amortization of deferred financing costs	—	489
Changes in assets and liabilities:
Accounts receivable—affiliate	(3,214)	(1,029)
Prepaid expenses	(39)	309
Accounts payable	1,501	(13)
Accounts payable—affiliate	—	50
Accrued ad valorem tax	—	7,879
Accrued liabilities	186	1,811
Net cash provided by operating activities	17,040	84,278
Cash flows used in investing activities:
Additions to property and equipment	(265,554)	(200,075)
Change in working capital of affiliate related to property and equipment	—	40,277
Change in other assets	(37,646)	(126)
Net cash used in investing activities	(303,200)	(159,924)
Cash flows provided by (used in) financing activities:
Deemed contribution from parent, net	59,655	—
Distribution to unitholders	—	(41,660)
Borrowings on credit facility	228,924	—
Payments of deferred financing costs	—	(19)
Payments on capital lease obligations	(459)	—
Payments of IPO related costs	(1,960)	—
Net cash provided by (used in) financing activities	286,160	(41,679)
Net decrease in cash and cash equivalents	—	(117,325)
Cash and cash equivalents, beginning of period	—	230,192
Cash and cash equivalents, end of period	$—	$112,867
Supplemental disclosure of cash flow information:
Cash paid during the period for interest and commitment fees	$999	$1,177
Supplemental disclosure of noncash investing activities:
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$26,626	$(15,399)